Exhibit 99.1

PRESS RELEASE

Curis Provides First Quarter 2026 Business Update

Management to host conference call today at 4:30 p.m. ET

LEXINGTON, Mass., May 12, 2026 /PRNewswire/ -- Curis, Inc. (NASDAQ: CRIS), a biotechnology company focused on the development of emavusertib (CA-4948), an orally available, small molecule IRAK4 and FLT3 inhibitor, today reported its business update and financial results for the quarter ended March 31, 2026.

Operational Highlights

TakeAim Lymphoma

•Emavusertib is currently undergoing testing in combination with the Bruton's tyrosine kinase inhibitor (BTKi) ibrutinib in the TakeAim Lymphoma Phase 1/2 open-label, single arm expansion trial in patients with Relapsed or Refractory (R/R) Primary CNS Lymphoma (PCNSL) (CA-4948-101, NCT03328078). Patient enrollment in this study is currently ongoing. As a result of discussions with FDA and EMA, the ongoing phase 1/2 study is intended to support filings for accelerated approval of emavusertib in PCNSL in the US and Europe. Emavusertib has been granted orphan drug designation by both FDA and EMA in PCNSL.

TakeAim CLL

•Emavusertib is also being tested in the recently initiated open label TakeAim CLL Phase 2 clinical trial of emavusertib in combination with the BTKi zanubrutinib in patients with Chronic Lymphocytic Leukemia (CLL) (CA-4948-203, NCT07271667). The goal of combining emavusertib with a BTKi is to enable a dual blockade of NF-kB, a key driver of disease in CLL and NHL, by inhibiting both the TLR and BCR pathways. The current standard of care is the use of BTK inhibitors, which block the BCR pathway and can deliver high response rates, though typically only partial responses. Previous clinical studies have shown that adding emavusertib, which blocks the TLR pathway, to a BTKi regimen can enable patients with NHL to achieve deeper responses, including complete remission or undetectable minimal residual disease (MRD) and the potential for time-limited treatment, outcomes which represent the potential for a paradigm shift in the management of CLL.

Solid Tumors

•Dr. Patrick Grierson, Siteman Cancer Center, Washington University in St Louis, presented a poster with initial clinical data in gastric and esophageal cancer at the ASCO Gastrointestinal Cancers Symposium in January 2026. In this study, patients are treated with emavusertib in combination with FOLFOX and anti-PD1 +/- trastuzumab as first-line therapy for metastatic or unresectable gastroesophageal cancers. The poster titled A phase I trial of emavusertib (CA-4948) in combination with FOLFOX/ PD-1 inhibitor +/- trastuzumab as first-line treatment for untreated unresectable gastric and esophageal cancer showed results for 16 evaluable patients demonstrating a manageable toxicity profile and encouraging preliminary results.
•Dr. Patrick Grierson, Siteman Cancer Center, Washington University in St Louis will have an abstract titled A phase I trial of emavusertib (CA-4948) in combination with gemcitabine and nab-paclitaxel in metastatic or unresectable pancreatic ductal adenocarcinoma (PDAC) available online at http://asco.org/abstracts on May 21, 2026 at 5:00 PM EDT.

Upcoming Milestones
•Curis expects to announce the dosing of the initial 5 patients in the TakeAim CLL combination study with zanubrutinib by mid-2026, with data expected in December 2026.
•Also, the Company expects updated emavusertib clinical data from the TakeAim Lymphoma combination study with ibrutinib in patients with R/R PCNSL in the first half of 2027.

Corporate

On January 9, 2026, the Company announced the closing of a private placement (the "January 2026 PIPE Financing") with gross proceeds of up to $80.8 million, including initial gross proceeds of approximately $20.2 million with three series of warrants (A, B, and C) which can be exercised for up to $20.2 million each according to the terms and conditions of the financing agreement. All three series of warrants are exercisable at $0.75 per share, subject to conditions defined in the financing agreement with respect to the Series B warrants, and have the following termination conditions:
•Series A warrants terminate on January 8, 2031;
•Series B warrants terminate 30 days after the Company announces dosing of the fifth patient in the Phase 2 clinical trial in CLL, subject to conditions defined in the financing agreement; and
•Series C warrants terminate on July 8, 2027.

First Quarter 2026 Financial Results
For the quarter ended March 31, 2026, Curis reported a net loss of $24.2 million, or $1.25 per share on both a basic and diluted basis, as compared to a net loss of $10.6 million, or $1.25 per share on both a basic and diluted basis in 2025.

There were no revenues for the quarter ended March 31, 2026 due to the sale of Erivedge® royalties to Oberland in the fourth quarter of 2025. Revenues, net were $2.4 million for the quarter ended March 31, 2025, comprising royalty revenues from Genentech and Roche's net sales of Erivedge®.

Research and development expenses were $6.4 million and $8.5 million for the quarters ended March 31, 2026 and 2025, respectively. The decrease was primarily attributable to lower employee related and manufacturing costs.

General and administrative expenses were $5.1 million and $4.0 million for the quarters ended March 31, 2026 and 2025, respectively. The increase was primarily attributable to expenses associated with the January 2026 PIPE Financing, partially offset by lower employee related costs.

Other expense, net was $12.7 million and $0.5 million for the quarters ended March 31, 2026 and 2025, respectively. The increase was attributable to the change in fair value of the warrant liability associated with the January 2026 PIPE Financing, partially offset by no expense related to the sale of future royalties in 2026.

As of March 31, 2026, Curis's cash and cash equivalents totaled $15.0 million, and the Company had approximately 40.0 million shares of common stock outstanding.

Cash Runway Guidance

Curis believes its cash and cash equivalents as of March 31, 2026 of $15.0 million, together with anticipated gross proceeds of up to an additional $20.2 million from the exercise of the January 2026 PIPE Financing Series B Warrants upon the public announcement of dosing the 5th CLL patient in our TakeAim CLL study expected later this year, should enable the Company’s planned operations into the second half of 2027.

Conference Call Information
Curis management will host a conference call today, May 12, 2026, at 4:30 p.m. ET, to discuss the business update and these financial results.

To access the live conference call, please dial (800)-836-8184 from the United States or (646)-357-8785 from other locations, shortly before 4:30 p.m. ET. The conference call can also be accessed on the Curis website in the Investors section.

About Curis, Inc.

Curis is a biotechnology company focused on the development of emavusertib, an orally available, small molecule IRAK4 and FLT3 inhibitor. Emavusertib is currently being evaluated in the TakeAim Lymphoma Phase 1/2 study (CA-4948-101) of emavusertib in combination with the BTK inhibitor, ibrutinib, in patients with relapsed/refractory primary central nervous system lymphoma (PCNSL) and in the TakeAim CLL Phase 2 study (CA-4948-203) of emavusertib in combination with the BTK inhibitor, zanubrutinib, in chronic lymphocytic leukemia (CLL). The Company’s monotherapy and combination studies in acute myeloid leukemia (AML) are substantially complete, with additional funding the Company plans to continue development of emavusertib in AML. Emavusertib has received Orphan Drug Designation from the U.S. Food and Drug Administration for the treatment of PCNSL, AML and MDS and from the European Commission for the treatment of PCNSL. Curis, through its 2015 collaboration with Aurigene Discovery Technologies Limited, has the exclusive license to emavusertib (CA-4948). For more information, visit Curis's website at www.curis.com.

Cautionary Note Regarding Forward-Looking Statements:
This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, including, without limitation, statements concerning Curis’s cash runway or expectations with respect to the timing or exercise of the January 2026 PIPE Financing Series B Warrants; Curis's expectations with respect to the dosing of the first five patients in the TakeAim CLL study, and the therapeutic potential of emavusertib in combination with zanubrutinib to improve treatment outcomes, achieve complete remissions and/or undetectable MRD, and/or reduce time on treatment for patients with CLL; Curis's expectations with respect to enrollment of BTKi naïve and BTKi experienced populations in the TakeAim Lymphoma study; statements regarding updated PCNSL data and the timing of such data from the TakeAim Lymphoma study, or the use of such data to support regulatory filings for approval of emavusertib in PCNSL, and the therapeutic potential and tolerability of emavusertib in patients with PCNSL. Forward-looking statements may contain the words "believes," "expects," "anticipates," "plans," "intends," "seeks," "estimates," "assumes," "predicts," "projects," "targets," "will," "may," "would," "could," "should," "likelihood", "continue," "potential," "opportunity," "focus," "strategy," "mission," or similar expressions. These forward-looking statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other important factors that may cause actual results to be materially different from those indicated by such forward-looking statements. Curis may experience adverse results, delays and/or failures in its drug development programs and may not be able to successfully advance the development of its drug candidates in the time frames it projects, if at all. Curis's drug candidates may cause unexpected toxicities, fail to demonstrate sufficient safety and efficacy in clinical studies and/or may never achieve the requisite regulatory approvals needed for commercialization. Favorable results seen in preclinical studies and early clinical trials of Curis's drug candidates may not be replicated in later trials. Curis is dependent on the success of emavusertib and any delays in the development of emavusertib could have a material adverse effect on its business. There can be no guarantee that the collaboration agreement with Aurigene or the CRADA with NCI will continue for their full terms, that Curis or its collaborators will each maintain the financial and other resources necessary to continue financing its portion of the research, development and commercialization costs, or that the parties will successfully discover, develop or commercialize drug candidates under the collaboration. Curis will require substantial additional capital to fund its business. Based on its available cash resources, it does not have sufficient cash on hand to support current operations within the next 12 months from the date of this press release. Curis will require substantial additional funding to fund the development of emavusertib through regulatory approval and commercialization, and to support its continued operations. If it is not able to obtain sufficient funding, it will be forced to delay, reduce in scope or eliminate the development of emavusertib, including related clinical trials and operating expenses, potentially delaying the time to market for, or preventing the marketing of, emavusertib, which could adversely affect its business prospects and its ability to continue operations, and would have a negative impact on its financial condition and its ability to pursue its business strategies. Curis faces substantial competition. Curis and its collaborators face the risk of potential adverse decisions made by the FDA, EMA and other regulatory authorities, investigational review boards, and publication review bodies. Curis may not obtain or maintain necessary patent protection and could become involved in expensive and time-consuming patent litigation and interference proceedings. Unstable market and economic conditions, natural disasters, public health crises, political crises and other events outside of Curis's control, including its ability to regain and maintain its listing on the Nasdaq Capital Market, could significantly disrupt its operations or the operations of third parties on which Curis depends and could adversely impact Curis's operating results and its ability to raise capital. Other important factors that may cause or contribute to actual results being materially different from those indicated by forward-looking statements include the factors set forth under the captions "Risk Factor Summary" and "Risk Factors" in our most recent Form 10-K, and the factors that are discussed in other filings that Curis periodically makes with the Securities and Exchange Commission. In addition, any forward-looking statements represent the views of Curis only as of today and should not be relied upon as representing Curis's views as of any subsequent date. Curis disclaims any intention or obligation to update any of the forward-looking statements after the date of this press release whether as a result of new information, future events or otherwise, except as may be required by law.

For further information:

Investor Relations: IR@curis.com

CURIS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)
(In thousands, except share and per share data)

	Three Months Ended March 31,
	2026	2025
Revenues, net	$—	$2,380
Operating expenses:
Cost of royalties	—	14
Research and development	6,449	8,539
General and administrative	5,070	3,984
Total operating expenses	11,519	12,537
Loss from operations	(11,519)	(10,157)
Total other expense	(12,680)	(459)
Net loss	$(24,199)	$(10,616)
Net loss per common share (basic and diluted)	$(1.25)	$(1.25)
Weighted average common shares (basic and diluted)	19,363,478	8,493,886

CURIS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)
(In thousands)

	March 31, 2026	December 31, 2025
ASSETS
Cash and cash equivalents	$15,001	$5,061
Restricted cash	544	544
Prepaid expenses and other assets	3,553	3,427
Property and equipment, net	54	62
Operating lease right-of-use asset	1,552	1,890
Goodwill	8,982	8,982
Total assets	$29,686	$19,966

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$13,745	$12,886
Operating lease liability	1,337	1,618
Warrant liability	1,897	—
Total liabilities	16,979	14,504
Total stockholders' equity	12,707	5,462
Total liabilities and stockholders' equity	$29,686	$19,966